EXHIBIT 10.82

                      Coal Supply Agreement

      This Agreement is made on February 3, 1996 between Kailuan Coal Mining Administration ("Seller"), and Tangshan Panda Heat and Power Co., Ltd. ("Panda") and Tangshan Pan-Western Heat and Power Co., Ltd. ("Pan-Western" and jointly with Panda, "Buyer"). Either Buyer or Seller is a "Party" and together they are "Parties to this Agreement.

      Buyer intends to build, own and operate coal fired electric generating facilities (collectively, the "Facilities") in Luannan
County near Tangshan City, Hebei Province.

     Now therefore, the Parties agree as follows:

1.1 Purchase and Sale of Coal: Seller shall sell to Buyer a portion of Buyer's coal requirements (as determined by Buyer) and Buyer shall have the right to purchase up to 300,000 tonnes of coal per year subject to the terms and conditions included hereunder.

1.2 Seller's Coal Reserves: Seller represents that sufficient coal reserves and production capability exist in the Kailuan Coal Mining Administration to meet the portion of Buyer's coal requirements covered by this Agreement. Buyer and Seller agree that the primary mine to supply the coal covered by this Agreement is the Qianjiaying Mine. If the geologic conditions or mine plans for the Qianjiaying Mine change materially, Seller will notify Buyer of such change at least three months before such changes take effect.

1.3 Shipments: Prior to each Agreement year, Buyer shall provide Seller an estimate of its coal requirements in approximate equal monthly amounts. If Buyer's planned schedule changes, Buyer may require Seller to change previously requested amounts upon at least thirty (30) days prior notice. In emergency situations, either Party may require the other Party to change previously determined amounts upon at least 15 days prior notice.

1.4 Term and Annual Redetermination: In the November prior to the expected start-up of Buyer's Facilities, Buyer and Seller shall meet to mutually determine the market price and shipping schedule etc., and sign a coal supply contract for the following year. Annually during November, thereafter, the Parties shall meet to redetermine the market price, shipping schedule, etc. and sign a coal supply contract for the following year. Effective with the date of first purchase of coal by Buyer from Seller, this Agreement shall continue for a term of ten years.

2.1 Coal Quality Specifications: Seller agrees to use its best efforts to keep coal shipped to Buyer reasonably free of rock, wood and other foreign substances. Seller agrees to sell blended run of mine coal to Buyer which shall meet the following quality specifications with total moisture:

Coal Contents:          Average Quality:         Acceptable Limits
Total Moisture %             7.5                   9.0 (Maximum)

Ash %                       33.0                  37.0 (Maximum)

Sulfur %                     1.25                  1.35(Maximum)

Heat Value-Kilocalories  4,000                 4,300   (Minimum)
per kilogram (Kcal/Kg)

Top Size Coal                0.0                   5.0 (Maximum)
(% > 100 mm)

Fines-(% < 6 mm)            65                    75   (Maximum)

Coal complying with the Acceptable Limits above will be accepted by Buyer.

2.2 Governing Analysis: Buyer and Seller shall analyze coal from samples collected by Seller at Seller's mine facilities. Seller shall split such sample into three parts - one part for Seller's analysis, one part for Buyer's analysis, and one part for record. Such Analysis shall be performed according to national sampling and testing standards to determine compliance with Buyer's Coal Quality Specifications. Seller's analysis shall govern unless Buyer's and Seller's analysis differ significantly. Upon a dispute, the Parties shall discuss the differences and if necessary have a third analysis on the record sample split performed by an independent coal research facility which analysis shall be binding on both Parties.

2.3 Buyer's Right to Reject Coal: Buyer shall have the right to reject coal if any daily shipment does not meet the above Acceptable Limits. Prior to any such rejection Buyer shall notify Seller immediately of the problem and the Parties shall discuss such rejection or acceptance of coal. If the coal quality continues from all of Seller's shipments to be below Acceptable Limits for two consecutive days, Buyer shall have the right to suspend deliveries for all or any portion of coal upon notice to Seller (until Buyer is satisfied that the cause of such rejection has been cured).

3.1 Governing Weight: Buyer and Seller agree that the weight of the coal sold and purchased shall be determined by certified scales maintained by Seller at its mine. Seller agrees to allow buyer the right to witness Seller's weighing operations and to have an independent authority test the accuracy of Seller's scales if, in good faith, Buyer has reason to question the accuracy of Seller's scales. Weights shall be adjusted according to the findings of the independent authority.

4.1 Market Price: The price of coal (which shall be redetermined as of December 1 of each year) shall be the average annual price in RMB Yuan per Kilocalorie ("Market Price") for coal sold by Seller for the following year under similar terms and conditions.

5.1  Payments:   Excluding any amounts  in  good  faith  dispute,
amounts due Seller by Buyer, including adjustments, shall be paid
Seller within 5 to 15 days after the end of the month.

6.1    Law:   This  Agreement  and  the  rights  and  obligations
hereunder shall be interpreted, construed and governed by the laws of the Peoples Republic of China.

7.1  Termination:   This Agreement may be  terminated  by  either
Party by notice to the other Party if the other Party materially breaches its obligations and such breach is not cured within sixty (60) days after receipt of notice of such breach.

7.2 Lender Approval: If by December 31, 1996, Buyer is unable to obtain its lenders approval of this Agreement (unless Buyer waives such requirement), this Agreement may be terminated by either Party upon written notice to the other Party.

7.3 Policy Change: If the National Energy Policy of the Peoples Republic of china changes such that the rules governing the allocation of coal would restrict Seller's ability to make all such sales under similar terms and conditions, Seller shall have the right to terminate this Agreement upon six months prior written notice to Buyer.

8.1 Force Majeure: If either Party should experience circumstances beyond its control, which prevents that Party from performing its obligations under this Agreement, such Party will be relieved from such obligations as long as the force majeure condition exists. If the force majeure condition persists for 90 days, the other Party may terminate this Agreement upon written notice to the Party declaring force majeure. Any Party declaring force majeure shall use reasonable efforts to mitigate the effect of such force majeure and to restore its performance.

9.1 Notices, Communications: Notices or other communications to be given to a Party shall be in writing and sufficient if delivered personally or sent by registered mail or facsimile, to the addresses set forth below. Any Party may, by notice to the other, change its addresses and/or facsimile numbers for notices and communications.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be signed and sealed by their respective officers thereunto duly authorized as of the day and year set forth above.

For and on behalf of                    For and on behalf of
Kailuan Coal Mining Administration      Tangshan Panda Heat and
                                        Power Co. Ltd.


By: __________________________          By: ____________________
Name:                                   Name:
Title:                                  Title:
Notice Address:                         Notice Address:
Facsimile No.:                          Facsimile No.:
Telephone No.:                          Telephone No.:


                                        Tangshan Panda Heat and
                                        Power Co. Ltd.

                                        By: ____________________
                                        Name:
                                        Title:
                                        Notice Address:
                                        Facsimile No.:
                                        Telephone No.: